EXHIBIT 23.5

TO FORM 10-KSB FOR THE FISCAL
YEAR ENDED SEPTEMBER 30, 2007

K T MINERALS, INC.
INDUSTRIAL MINERALS EXPLORATION, MINING & PROCESSING

1224 HWY 478, P.O. BOX 988, ANTHONY, NEW MEXICO 88021
PHONE: 575-882-7451 FAX: 575-589-3431

September 7, 2007

Daleco Resources corporation
Clean Age Minerals, Inc.
Gary J. Novinskie, President
120 North Church Street
West Chester , PA 19380

Mr. Gary J. Novinskie:

The following report is a culmination of a complete geologic study of the Surratt Ranch lease holdings of Daleco Resources Corporation, Clean Age Minerals Inc. Zeolite Property. This report encompasses a complete compilation of property location, leases and section lines, topographic map with section lines, regional, structural and mineralization geology; sample analysis and statistics; reserve estimates into the various categories and resource estimates.

All work accomplished on this project has been in compliance with all professional standards as prescribed by and defined by the SEC regulations and acceptable definitions concerning resource development.

All drill cuttings have been and are in possession of K T Minerals, Inc. employees or subcontractors and are stored at its plant facility located at 1224 Highway 478, Anthony, New Mexico 88021.

The following report is, in our opinion, an accurate depiction and calculation of the explored zeolite resource.

K T Minerals, Inc., Lloyd W. Krumrey, Jr., President, consents to the inclusion of this report and all data within to Daleco Resource Corporation and Clean Age Minerals, Inc. in it's Annual Report as filed with the Securities and Exchange Commission on Form 10-KSB.

Respectfully Submitted:

Lloyd W. Krumrey, Jr.
President